Exhibit 99.1

SIGNET JEWELERS RAISES FIRST QUARTER AND FULL YEAR GUIDANCE

HAMILTON, Bermuda, April 12, 2021 – Signet Jewelers Limited ("Signet") (NYSE:SIG), the world's largest retailer of diamond jewelry, today is increasing its Fiscal 2022 first quarter and full year guidance.

Signet has seen stronger than expected conversion and average ticket values in the first quarter. The Company believes this topline strength is likely due to a combination of traction from strategic initiatives as well as tailwinds from stimulus, tax refunds and consumer enthusiasm on the heels of vaccine rollouts – particularly during the Company’s guest appreciation events in late March.
In addition, the Company has evaluated the impact of inventory delays related to recent COVID-19 surges in India and other parts of the world. At this time, Signet believes it has mitigated these short-term impacts; however, if the duration and magnitude of these inventory slowdowns intensify, there could be future negative impacts on the Company’s full year guidance.

Fiscal 2022 Guidance

	Updated Guidance		Guidance as of 3/18/21
	First Quarter	Full Year	First Quarter	Full Year
Total revenue (in billions)	$1.57 to $1.60	$6.00 to $6.14	$1.42 to $1.46	$5.85 to $6.00
Same store sales (1)	97% to 99%	17% to 20%	80% to 84%	14% to 17%
Non-GAAP operating income (in millions) (2)	$85 to $100	$335 to $364	$40 to $60	$290 to $324
(1) Same store sales include physical stores and eCommerce sales
(2) See description of non-GAAP measures below

Forecasted non-GAAP operating income provided above excludes potential non-recurring charges. However, given the potential impact of non-recurring charges to the GAAP operating income, we cannot provide forecasted GAAP operating income or the probable significance of such items without unreasonable efforts. As such, we do not present a reconciliation of forecasted non-GAAP operating income to corresponding GAAP operating income.

The Company is reiterating the following underlying assumptions supporting its Full Year Fiscal 2022 Guidance:

1.Signet expects stronger sales performance in the first half of the fiscal year. As the vaccine rollout progresses, there could be a shift of consumer discretionary spending away from the jewelry category toward experience-oriented categories, the magnitude and timing of which is difficult to predict. Further, Signet expects categories with pent up demand to be promotional in order to capture discretionary spend. As such, the Company is planning for increased marketing expenses to continue to fuel momentum in the front half as well as to proactively manage against shifts in consumer spending as the year progresses. While Signet’s transformational initiatives continue to gain traction, the Company is conservatively planning for same store sales to be negative in the second half of the fiscal year. Depending on the timing and extent of potential shifts in spending, future results could differ materially from current guidance.
2.The Company’s Inspiring Brilliance strategy requires additional investments in digital and technology to further strengthen our competitive advantage and long-term positioning within the jewelry category. To partially mitigate the increased level of investment, gross cost savings of $50 million - $75 million are expected in Fiscal 2022, with continued benefits from closed stores and operational efficiencies. Cost savings are expected to benefit both SG&A and gross margin.
3.Signet has planned Fiscal 2022 capital expenditures in the range of $150 million to $175 million, reflecting continued investments in technology and innovation. Recall that the Company reduced its capital expenditures in Fiscal 2021 to $83 million given the cash conservation focus in response to the pandemic.

4.The Company is planning to close over 100 stores in Fiscal 2022 and will open up to 100 locations, primarily in highly efficient kiosks.
5.Continued uncertainty surrounding multiple factors include the magnitude and potential resurgence of COVID-19 in key trade areas, extended duration of heightened unemployment, supply chain disruptions and macro or governmental influences on consumers’ ability to spend, particularly in discretionary categories like jewelry. Further, there can be no assurance that preliminary quarter to date trends will continue for the remainder of the first quarter and are not indicative of future performance. Please see disclosures within the Safe Harbor Statement for other risk factors.

Virtual Investor Event Reminder

The Company will host a virtual investor event today, Monday, April 12, 2021. The event will start at 2 p.m. EST and members of Signet’s leadership team will discuss the next phase of the Company’s growth strategy, Inspiring Brilliance, and long-term goals for approximately 75 minutes.

Please register at https://signet.gosessionnow.com/registration.html. Registration is required in advance to receive a unique link to view the event.

Non-GAAP Measures

In addition to financial measures calculated and presented in accordance with accounting principles generally accepted in the US (“GAAP”), the Company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating historical trends and current period performance. For these reasons, internal management reporting and the Company’s guidance includes non-GAAP measures. Items may be excluded from GAAP financial measures when the Company believes this provides useful supplementary information to management and investors in assessing the operating performance of our business.
These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for the GAAP financial measures presented in the Company’s consolidated financial statements and other publicly filed reports. In addition, our non-GAAP financial measures may not be the same as or comparable to similar non-GAAP measures presented by other companies.

About Signet and Safe Harbor Statement

Signet Jewelers Limited is the world's largest retailer of diamond jewelry. Signet operates approximately 2,800 stores primarily under the name brands of Kay Jewelers, Zales, Jared, H.Samuel, Ernest Jones, Peoples, Piercing Pagoda, and JamesAllen.com. Further information on Signet is available at www.signetjewelers.com. See also www.kay.com, www.zales.com, www.jared.com, www.hsamuel.co.uk, www.ernestjones.co.uk, www.peoplesjewellers.com, www.pagoda.com, and www.jamesallen.com.

This release contains statements which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, based upon management’s beliefs and expectations as well as on assumptions made by and data currently available to management, appear in a number of places throughout this document and include statements regarding, among other things, Signet’s results of operation, financial condition, liquidity, prospects, growth, strategies and the industry in which Signet operates. The use of the words “expects,” “intends,” “anticipates,” “estimates,” “predicts,” “believes,” “should,” “potential,” “may,” "preliminary," “forecast,” “objective,” “plan,” or “target,” and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties which could cause the actual results to not be realized, including, but not limited to: the negative impacts that the COVID-19 pandemic has had, and will continue to have, on Signet’s business, financial condition, profitability and cash flows; the effect of steps we take in response to the pandemic; the severity and duration of the pandemic, including whether it is necessary to temporarily reclose our stores, distribution centers and corporate facilities or for our suppliers and vendors to temporarily reclose their facilities; the pace of recovery when the pandemic subsides and the heightened impact it has on many of the risks described herein, including without limitation risks relating to disruptions in our supply chain, consumer behaviors such as spending and willingness to congregate in shopping centers and the impact on demand of our products, our level of indebtedness and covenant compliance, availability of adequate capital, our ability to execute our business plans, our lease obligations and relationships with our landlords, and asset impairments; general economic or market conditions; financial market risks; our ability to optimize Signet's transformation initiative; a decline in consumer spending or deterioration in consumer financial position; changes to regulations relating to customer credit; disruption in the availability of credit for customers and customer inability to meet credit payment obligations; our ability to achieve the benefits related to the outsourcing of the credit portfolio, including due to technology disruptions, future financial results and operating results and/or disruptions arising from changes to or termination of the relevant non-prime outsourcing agreement requiring transition to alternative arrangements through other providers or alternative payment options and our ability to successfully establish future arrangements for the forward-flow receivables; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of long-lived assets or intangible assets or other adverse financial consequences; the volatility of our stock price; the impact of financial covenants, credit ratings or interest volatility on our ability to borrow; our ability to maintain adequate levels of liquidity for our cash needs, including debt obligations, payment of dividends, and capital expenditures as well as the ability of our customers, suppliers and lenders to access sources of liquidity to provide for their own cash needs; changes in our credit rating; potential regulatory changes, global economic conditions or other developments related to the United Kingdom’s exit from the European Union; exchange rate fluctuations; the cost, availability of and demand for diamonds, gold and other precious metals; stakeholder reactions to disclosure regarding the source and use of certain minerals; seasonality of Signet’s business; the merchandising, pricing and inventory policies followed by Signet and failure to manage inventory levels; Signet’s relationships with suppliers including the ability to continue to utilize extended payment terms and the ability to obtain merchandise that customers wish to purchase; the failure to adequately address the impact of existing tariffs and/or the imposition of additional duties, tariffs, taxes and other charges or other barriers to trade or impacts from trade relations; the level of competition and promotional activity in the jewelry sector; our ability to optimize Signet's multi-year strategy to gain market share, expand and improve existing services, innovate and achieve sustainable, long-term growth; the maintenance and continued innovation of Signet’s OmniChannel retailing and ability to increase digital sales; changes in consumer attitudes regarding jewelry and failure to anticipate and keep pace with changing fashion trends; changes in the supply and consumer acceptance of and demand for gem quality lab created diamonds and adequate identification of the use of substitute products in our jewelry; ability to execute successful marketing programs and manage social media; the ability to optimize Signet’s real estate footprint; the ability to satisfy the accounting requirements for “hedge accounting,” or the default or insolvency of a counterparty to a hedging contract; the performance of and ability to recruit, train, motivate and retain qualified sales associates; management of social, ethical and environmental risks; the reputation of Signet and its banners; inadequacy in and disruptions to internal controls and systems, including related to the migration to a new financial reporting information technology system; security breaches and other disruptions to Signet’s information technology infrastructure and databases; an adverse development in legal or regulatory proceedings or tax matters, including any new claims or litigation brought by employees, suppliers, consumers or shareholders, regulatory initiatives or investigations, and ongoing compliance with regulations and any consent orders or other legal or regulatory decisions; failure to comply with labor regulations; collective bargaining activity; changes in taxation laws, rules or practices in the US and jurisdictions in which Signet’s subsidiaries are incorporated, including developments related to the tax treatment of companies engaged in Internet commerce; risks related to international laws and Signet being a Bermuda corporation; difficulty or delay in executing or integrating an acquisition, business combination, major business or strategic initiative; risks relating to the outcome of pending litigation; our ability to protect our intellectual property or physical assets; changes in assumptions used in making accounting estimates relating to items such as extended service plans and pensions; the success of recent changes in Signet’s executive management team; or the impact of weather-related incidents, natural disasters, strikes, protests, riots or terrorism, acts of war or another public health crisis or disease outbreak, epidemic or pandemic on Signet’s business.

For a discussion of these and other risks and uncertainties which could cause actual results to differ materially from those expressed in any forward-looking statement, see Item 1A, Risk Factors, and elsewhere in the Annual Report on Form 10-K for the year ended January 30, 2021 filed with the SEC on March 19, 2021. Signet undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

Investors:

Vinnie Sinisi
SVP Investor Relations & Treasury
+1-330-665-6530
vincent.sinisi@signetjewelers.com

Media:

Colleen Rooney
Chief Communications Officer
+1 330 668 5932
colleen.rooney@signetjewelers.com

David Bouffard
VP Corporate Affairs
+1 330 668 5369
david.bouffard@signetjewelers.com